Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR SECOND QUARTER 2020

ATLANTA, GA (July 24, 2020) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $7.7 million, or $0.30 per diluted share, for the second quarter of 2020, compared to $9.8 million, or $0.38 per diluted share, for the first quarter of 2020, and $13.0 million, or $0.53 per diluted share, for the second quarter of 2019.

Second Quarter 2020 Highlights:

●	Annualized return on average assets was 1.89%, compared to 2.44% for the first quarter of 2020 and 3.44% for the second quarter of 2019.
●	Annualized return on average equity was 13.92%, compared to 18.21% for the first quarter of 2020 and 29.61% for the second quarter of 2019.
●	Efficiency ratio of 45.6%, compared to 42.9% for the first quarter of 2020 and 36.3% for the second quarter of 2019.
●	Total loans increased by $103.4 million, or 8.2%, to $1.36 billion from the previous quarter.
●	$96.1 million in loans funded to almost 1,800 customers under the Paycheck Protection Program (“PPP”)
●	Total deposits increased by $107.0 million, or 8.6%, to $1.35 billion from the previous quarter.
●	Annualized net charge-off to average loans for the quarter was 0.01%, compared to a net recovery ratio of 0.01% for the first quarter of 2020 and a net charge-off ratio of 0.01% for the second quarter of 2019.

COVID-19 Pandemic

The Company prioritizes the health and safety of its employees and customers, and has taken protective measures such as implementing remote work arrangements to the fullest extent possible and by adjusting banking center hours and operational measures to promote social distancing, and it will continue to do so throughout the duration of the pandemic. At the same time, the Company is closely monitoring the effects of the COVID-19 pandemic on our loan and deposit customers, and is assessing the risks in our loan portfolio and working with our customers to reduce the pandemic’s impact on them while minimizing losses for the Company. In addition, the Company remains focused on improving shareholder value, managing credit exposure, monitoring expenses, enhancing the customer experience and supporting the communities it serves.

We have implemented loan programs to allow customers who are experiencing hardships from the COVID-19 pandemic to defer loan principal and interest payments for up to ninety days. The Small Business Administration (SBA) has also guaranteed the principal and interest payments of all our SBA loan customers for six months through the end of September 2020. As of June 30, 2020, we had 89 non-SBA commercial customers with outstanding loan balances totaling $157.5 million who were approved for a three month payment deferral. Of these non-SBA payment deferrals, 23 loans totaling $71.0 million with a weighted average loan-to-value (“LTV”) of 54.4% were in the hotel industry and 13 loans totaling $9.0 million with a weighted average LTV of 52.7% were in the restaurant industry, which are two industries heavily impacted by the COVID-19 pandemic. As of June 30, 2020, the Company had 48 loans totaling $117.4 million in the hotel industry and 115 loans totaling $38.6 million in the restaurant industry.

As a preferred SBA lender, we participated in the SBA Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act to help provide loans to our business customers in need. As of June 30, 2020, the Company had approved and funded almost 1,800 PPP loans totaling $96.1 million. The PPP loans were funded with our current cash balances.

As of June 30, 2020, our residential real estate loan portfolio made up 55.2% of our total loan portfolio and had a weighted average LTV of approximately 57.8%. As of June 30, 2020, 19.2% of our residential mortgages were approved for a hardship payment deferral covering principal and interest payments for three months. The following table presents our outstanding residential mortgage balances, weighted average amortized LTVs and approved payment deferrals by property state.

(Dollars in thousands)	June 30, 2020			Approved Payment Deferrals
		% of Total
	Outstanding	Mortgage	Weighted	Outstanding
State	Loan Balance	Portfolio	Average LTV	Loan Balance	% of State
New York	$ 347,285	46.0%	55.9%	$ 81,825	23.6%
Georgia	182,491	24.2%	59.1%	29,824	16.3%
Pennsylvania	50,199	6.6%	61.9%	3,244	6.5%
New Jersey	42,581	5.6%	56.6%	8,646	20.3%
Texas	37,997	5.0%	60.4%	5,852	15.4%
Florida	34,777	4.6%	60.6%	5,578	16.0%
Virginia	27,068	3.6%	57.4%	4,659	17.2%
Other (AL, CA, DC, CT, MA, MD)	33,123	4.4%	60.0%	5,661	17.1%
Total residential real estate loans	$ 755,521	100.0%	57.8%	$ 145,289	19.2%

Based on the Company’s capital levels, conservative underwriting policies, low loan-to-value ratios, and strong liquidity position, management expects to be able to assist the Company’s customers and communities during these difficult times, manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.

Results of Operations

Net Income

Net income was $7.7 million for the second quarter of 2020, a decrease of $2.1 million, or 21.2%, from $9.8 million for the first quarter of 2020. This decrease was primarily due to the decrease in noninterest income of $2.1 million and the increase in provision for loan losses of $1.1 million, partially offset by the decrease in noninterest expense of $425,000 while net interest income remained flat. Net income decreased $5.3 million, or 40.3%, in the second quarter of 2020 compared to net income of $13.0 million for the second quarter of 2019. This decrease was primarily due to the decrease in noninterest income of $6.6 million and a $1.1 million increase in provision for loan losses, partially offset by the increase in net interest income of $595,000 and a slight decrease of $210,000 in noninterest expense.

Net Interest Income and Net Interest Margin

Interest income totaled $19.1 million for the second quarter of 2020, a decrease of $1.5 million, or 7.2%, from the previous quarter, primarily due to a 42 basis points decrease in the yield on average loans, including loans held for sale, and a 144 basis points decrease in the yield on average federal funds sold and interest-bearing cash account. As compared to the second quarter of 2019, interest income decreased by $1.7 million, or 8.3%, primarily due to a 42 basis points decrease in the yield on average loans, while average loan balances increased by only $7.4 million.

Interest expense totaled $3.2 million for the second quarter of 2020, a decrease of $1.4 million, or 30.3%, from the previous quarter, primarily due to a 48 basis points decrease in deposit costs coupled with a $69.4 million decrease in average balances for total interest-bearing deposits. As compared to the second quarter of 2019, interest expense decreased by $2.3 million, or 41.8%, primarily due to a 85 basis points decrease in deposit costs coupled with a $175.1 million decrease in average time deposit balances.

The net interest margin for the second quarter of 2020 was 4.09% compared to 4.19% for the previous quarter, a decrease of 10 basis points. The cost of interest-bearing liabilities for the second quarter of 2020 decreased by 46 basis points to 1.32% compared with the previous quarter, while the yield on interest-earning assets for the second quarter of 2020 decreased by 49 basis points to 4.93% from 5.42% for the previous quarter. Average earning assets increased by $30.1 million from the previous quarter, primarily due to an increase in average loans of $46.7 million, offset by a $26.3 million decrease in average interest-earning cash accounts. Average interest-bearing liabilities decreased by $62.2 million from the previous quarter as average interest-bearing deposits decreased by $69.4 million and average borrowings increased by $7.2 million. PPP loan interest and fee income recognized during the quarter, which is included in interest and fees on commercial and industrial loans, had a 17 basis points dilutive impact on the yield on average loans and a 20 basis points dilutive impact on the net interest margin.

As compared to the same period a year ago, the net interest margin for the second quarter of 2020 decreased by 18 basis points to 4.09% from 4.27%, primarily due to a 91 basis point decrease in the cost of interest-bearing liabilities of $987.2 million and a decrease of 90 basis points in the yield on average interest-earning assets of $1.56 billion. Average earning assets increased by $123.6 million from the second quarter of 2019, primarily due to an increase of $91.3 million in federal funds sold and interest-earning cash accounts, $25.0 million in securities purchased under agreements to resell and $7.4 million in average loans. Average interest-bearing liabilities decreased by $15.8 million from the second quarter of 2019, primarily driven by a decrease in average interest-bearing deposits of $76.1 million, offset by an increase in average borrowings of $60.3 million.

Noninterest Income

Noninterest income for the second quarter of 2020 was $5.5 million, a decrease of $2.1 million, or 27.7%, from the first quarter of 2020, primarily due to lower mortgage loan fees as mortgage volume significantly declined during the quarter and no gains were earned from the sale of mortgage loans as no mortgage loans were sold during the quarter. We recorded a $531,000 fair value impairment recovery on our mortgage servicing asset and a $857,000 fair value adjustment gain on our SBA servicing asset during the second quarter of 2020. These servicing asset gains had a $0.04 per share impact on our diluted earnings per share for the quarter.

Compared to the same period a year ago, noninterest income for the quarter decreased by $6.6 million, or 54.5%, primarily due to the decrease in mortgage loan fees, mortgage servicing income and gains earned from the sales of mortgage loans. Mortgage loan originations totaled $48.9 million during the second quarter of 2020 compared to $188.7 million during the second quarter of 2019. There were no mortgage loan sales during the second quarter of 2020 compared to mortgage loan sales of $205.9 million during the same period a year ago.

Noninterest Expense

Noninterest expense for the second quarter of 2020 totaled $9.7 million, a decrease of $425,000, or 4.2%, from $10.1 million for the first quarter of 2020. The decrease was primarily attributable to lower salaries and employee benefits. Compared to the second quarter of 2019, noninterest expense decreased by $210,000, or 2.1%, primarily due to lower salaries and employee benefits.

The Company’s efficiency ratio was 45.6% in the second quarter of 2020 compared with 42.9% and 36.3% for the first quarter of 2020 and second quarter of 2019, respectively. For the six months ended June 30, 2020, the efficiency ratio was 44.3% compared with 40.3% for the same period in 2019.

Income Tax Expense

The Company’s effective tax rate for the second quarter of 2020 was 26.7%, compared to 26.6% for the first quarter of 2020 and 25.6% for the second quarter of 2019.

Balance Sheet

Total Assets

Total assets were $1.72 billion at June 30, 2020, an increase of $117.2 million, or 7.3%, from $1.60 billion at March 31, 2020, and an increase of $197.2 million, or 12.9%, from $1.52 billion at June 30, 2019. The $117.2 million increase from the prior quarter was primarily due to increases in loans held for investment of $103.4 million and cash and due from banks of $7.3 million, partially offset by a $1.0 million increase in the allowance for loan losses. The $197.2 million increase from the prior year quarter was primarily due to increases in cash and due from banks of $57.2 million, securities purchased under agreements to resell of $25.0 million, and loans held for investment of $176.6 million, partially offset by a $69.7 million decrease in loans held for sale.

Loans

Loans held for investment at June 30, 2020, were $1.36 billion, an increase of $103.4 million, or 8.2%, compared to $1.26 billion at March 31, 2020, and an increase of $176.6 million, or 14.9%, compared to $1.19 billion at June 30, 2019. The increase from prior quarter was primarily due to a $81.4 million increase in commercial and industrial loans and a $21.3 million increase in residential mortgages. Included in commercial and industrial loans are PPP loans totaling $96.1 million as of June 30, 2020. There were no loans held for sale at June 30, 2020 and March 31, 2020. Loans held for sale were $69.7 million at June 30, 2019.

Deposits

Total deposits at June 30, 2020 were $1.35 billion, an increase of $107.0 million, or 8.6%, compared to total deposits of $1.24 billion at March 31, 2020, and an increase of $53.7 million, or 4.1%, compared to total deposits of $1.30 billion at June 30, 2019. The increase from the prior quarter was primarily due to the $128.2 million increase in noninterest bearing deposits and $38.5 million increase in money market accounts, partially offset by a $73.9 million decrease in time deposits. The increase in noninterest bearing deposits and money market accounts was partially due to a large portion of our PPP loan funds being deposited into our customer’s accounts at the bank.

Noninterest bearing deposits were $449.2 million at June 30, 2020, compared to $321.0 million at March 31, 2020, and $309.3 million at June 30, 2019. Noninterest bearing deposits constituted 33.3% of total deposits at June 30, 2020, compared to 25.8% at March 31, 2020, and 23.9% at June 30, 2019. Interest bearing deposits were $900.7 million at June 30, 2020, compared to $921.9 million at March 31, 2020, and $986.8 million at June 30, 2019. Interest bearing deposits constituted 66.7% of total deposits at June 30, 2020, compared to 74.2% at March 31, 2020, and 76.1% at June 30, 2019.

Asset Quality

The Company recorded provision for loan losses of $1.1 million during the second quarter of 2020. Annualized net charge-offs to average loans for the second quarter of 2020 was 0.01%, compared to a net recovery of 0.01% for the first quarter of 2020, and a net charge-off of 0.01% for the second quarter of 2019. We increased the qualitative factors in our allowance for loan losses calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in the increased provision expense recorded during the quarter. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $13.7 million, or 0.79% of total assets, at June 30, 2020, a decrease of $635,000 from $14.3 million, or 0.89% of total assets, at March 31, 2020, and a decrease of $3.1 million from $16.8 million, or 1.10% of total assets, at June 30, 2019. The decrease during the quarter was primarily due to a $609,000 decrease in nonaccrual residential mortgage loans.

Allowance for loan losses as a percentage of total loans held for investment was 0.58% at June 30, 2020, compared to 0.54% at both March 31, 2020 and June 30, 2019. Excluding outstanding PPP loans of $96.1 million as of June 30, 2020, the allowance for loan losses as a percentage of total loans was 0.62%. Allowance for loan losses as a percentage of nonperforming loans was 59.66% at June 30, 2020, compared to 49.47% and 38.67% at March 31, 2020 and June 30, 2019, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the COVID-19 pandemic on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and often include words such as “believe,” “expect,”

“anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: business and economic conditions, particularly those affecting the financial services; the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 19, 2020, and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President & Chief Financial Officer	SVP/Senior Accounting Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of or for the Three Months Ended					As of or for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2019	2019	2020	2019
Selected income statement data:
Interest income	$19,083	$20,556	$20,625	$21,908	$20,818	$39,639	$40,680
Interest expense	3,240	4,646	5,681	5,929	5,570	7,886	10,628
Net interest income	15,843	15,910	14,944	15,979	15,248	31,753	30,052
Provision for loan losses	1,061	—	—	—	—	1,061	—
Noninterest income	5,500	7,509	9,360	11,001	12,098	13,109	19,532
Noninterest expense	9,724	10,049	9,840	10,162	9,934	19,873	19,998
Income tax expense	2,819	3,554	3,794	4,462	4,452	6,373	7,894
Net income	7,739	9,816	10,670	12,356	12,960	17,555	21,692
Per share data:
Basic income per share	$0.30	$0.38	$0.42	$0.51	$0.54	$0.69	$0.90
Diluted income per share	$0.30	$0.38	$0.42	$0.50	$0.53	$0.68	$0.89
Dividends per share	$0.11	$0.11	$0.11	$0.11	$0.10	$0.22	$0.20
Book value per share (at period end)	$8.94	$8.76	$8.49	$8.00	$7.58	$8.94	$7.58
Shares of common stock outstanding	25,674,067	25,529,891	25,529,891	24,305,378	24,305,378	25,674,067	24,305,378
Weighted average diluted shares	25,717,339	25,736,435	25,586,733	24,502,621	24,386,049	25,731,714	24,427,642
Performance ratios:
Return on average assets	1.89%	2.44%	2.57%	3.07%	3.44%	2.16%	2.94%
Return on average equity	13.92	18.21	20.40	26.44	29.61	16.03	25.46
Dividend payout ratio	36.53	28.80	26.36	21.79	18.85	32.21	22.57
Yield on total loans	5.69	6.11	6.04	6.22	6.11	5.90	6.15
Yield on average earning assets	4.93	5.42	5.27	5.78	5.83	5.17	5.81
Cost of average interest bearing liabilities	1.32	1.78	2.06	2.23	2.23	1.56	2.16
Cost of deposits	1.38	1.86	2.15	2.29	2.23	1.63	2.17
Net interest margin	4.09	4.19	3.82	4.22	4.27	4.14	4.30
Efficiency ratio(1)	45.56	42.91	40.49	37.66	36.33	44.30	40.33
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.01%	(0.01)%	0.00%	(0.11)%	0.01%	0.00%	0.03%
Nonperforming assets to gross loans and OREO	1.00	1.13	1.30	1.18	1.41	1.00	1.41
ALL to nonperforming loans	59.66	49.47	46.54	47.19	38.67	59.66	38.67
ALL to loans held for investment	0.58	0.54	0.59	0.54	0.54	0.58	0.54
Balance sheet and capital ratios:
Gross loans held for investment to deposits	101.48%	101.67%	88.97%	94.46%	91.88%	101.48%	91.88%
Noninterest bearing deposits to deposits	33.28	25.83	22.34	23.30	23.87	33.28	23.87
Common equity to assets	13.32	13.94	13.28	11.82	12.09	13.32	12.09
Leverage ratio	13.44	13.40	12.70	11.68	11.67	13.44	11.67
Common equity tier 1 ratio	21.75	21.75	21.31	18.82	17.99	21.75	17.99
Tier 1 risk-based capital ratio	21.75	21.75	21.31	18.82	17.99	21.75	17.99
Total risk-based capital ratio	22.53	22.44	22.01	19.51	18.66	22.53	18.66
Mortgage and SBA loan data:
Mortgage loans serviced for others	$1,136,824	$1,186,825	$1,168,601	$1,122,551	$1,016,352	$1,136,824	$1,016,352
Mortgage loan production	48,850	120,076	112,259	163,517	188,713	168,926	339,781
Mortgage loan sales	—	92,737	106,548	152,503	205,893	92,737	261,016
SBA loans serviced for others	476,629	464,576	441,593	446,266	443,830	476,629	443,830
SBA loan production	114,988	43,447	30,763	48,878	45,850	158,435	75,406
SBA loan sales	35,247	29,958	30,065	28,914	28,675	65,205	59,426

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2019	2019
ASSETS
Cash and due from banks	$208,325	$201,020	$270,496	$264,981	$151,117
Federal funds sold	7,444	6,618	5,917	9,567	5,966
Cash and cash equivalents	215,769	207,638	276,413	274,548	157,083
Securities purchased under agreements to resell	40,000	40,000	15,000	15,000	15,000
Securities available for sale (at fair value)	18,415	18,182	15,695	15,913	17,846
Loans	1,364,989	1,261,603	1,161,162	1,259,046	1,188,419
Allowance for loan losses	(7,894)	(6,859)	(6,839)	(6,850)	(6,483)
Loans less allowance for loan losses	1,357,095	1,254,744	1,154,323	1,252,196	1,181,936
Loans held for sale	—	—	85,793	—	69,686
Accrued interest receivable	8,270	5,534	5,101	5,465	5,290
Federal Home Loan Bank stock	4,873	4,873	3,842	3,842	1,292
Premises and equipment, net	14,231	14,344	14,460	14,484	14,465
Operating lease right-of-use asset	11,220	11,663	11,957	12,431	12,783
Foreclosed real estate, net	423	423	423	423	—
SBA servicing asset, net	8,446	7,598	8,188	8,566	8,682
Mortgage servicing asset, net	16,064	16,791	18,068	17,740	16,771
Bank owned life insurance	20,450	20,335	20,219	20,101	19,982
Other assets	6,501	2,417	2,376	4,036	3,693
Total assets	$1,721,757	$1,604,542	$1,631,858	$1,644,745	$1,524,509

LIABILITIES
Noninterest-bearing deposits	$449,185	$320,982	$292,008	$311,198	$309,343
Interest-bearing deposits	900,713	921,899	1,015,369	1,024,154	986,844
Total deposits	1,349,898	1,242,881	1,307,377	1,335,352	1,296,187
Federal Home Loan Bank advances	80,000	80,000	60,000	60,000	—
Other borrowings	3,060	3,097	3,129	3,154	3,585
Operating lease liability	11,769	12,198	12,476	12,922	13,253
Accrued interest payable	549	760	890	940	1,415
Other liabilities	47,060	41,871	31,262	37,955	25,752
Total liabilities	$1,492,336	$1,380,807	$1,415,134	$1,450,323	$1,340,192

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	257	255	255	243	243
Additional paid-in capital	54,524	54,142	53,854	39,526	39,096
Retained earnings	174,518	169,606	162,616	154,652	144,989
Accumulated other comprehensive income (loss)	122	(268)	(1)	1	(11)
Total shareholders' equity	229,421	223,735	216,724	194,422	184,317
Total liabilities and shareholders' equity	$1,721,757	$1,604,542	$1,631,858	$1,644,745	$1,524,509

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2019	2019	2020	2019
Interest and dividend income:
Loans, including Fees	$18,826	$19,508	$19,483	$20,857	$20,159	$38,334	$38,998
Other investment income	196	882	1,023	907	496	1,078	1,364
Federal funds sold	61	166	119	144	163	227	318
Total interest income	19,083	20,556	20,625	21,908	20,818	39,639	40,680

Interest expense:
Deposits	3,096	4,514	5,576	5,873	5,445	7,610	10,502
FHLB advances and other borrowings	144	132	105	56	125	276	126
Total interest expense	3,240	4,646	5,681	5,929	5,570	7,886	10,628

Net interest income	15,843	15,910	14,944	15,979	15,248	31,753	30,052

Provision for loan losses	1,061	—	—	—	—	1,061	—

Net interest income after provision for loan losses	14,782	15,910	14,944	15,979	15,248	30,692	30,052

Noninterest income:
Service charges on deposit accounts	202	287	296	294	262	489	517
Other service charges, commissions and fees	970	2,203	2,335	2,592	3,058	3,173	5,457
Gain on sale of residential mortgage loans	—	2,529	2,687	2,901	2,615	2,529	3,553
Mortgage servicing income, net	783	372	2,046	2,594	3,315	1,155	4,654
Gain on sale of SBA loans	1,276	1,301	1,148	1,404	1,565	2,577	2,892
SBA servicing income, net	1,959	516	665	900	1,137	2,475	2,180
Other income	310	401	183	316	146	711	279
Total noninterest income	5,500	7,609	9,360	11,001	12,098	13,109	19,532

Noninterest expense:
Salaries and employee benefits	5,749	6,513	5,997	6,573	6,037	12,262	12,353
Occupancy	1,277	1,211	1,202	1,161	1,231	2,488	2,386
Data Processing	201	277	264	245	227	478	520
Advertising	140	161	194	142	143	301	313
Other expenses	2,357	1,987	2,183	2,041	2,296	4,344	4,426
Total noninterest expense	9,724	10,149	9,840	10,162	9,934	19,873	19,998

Income before provision for income taxes	10,558	13,370	14,464	16,818	17,412	23,928	29,586
Provision for income taxes	2,819	3,554	3,794	4,462	4,452	6,373	7,894
Net income available to common shareholders	$7,739	$9,816	$10,670	$12,356	$12,960	$17,555	$21,692

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$167,059	$97	0.23%	$193,361	$802	1.67%	$75,775	$427	2.26%
Securities purchased under agreements to resell	40,000	57	0.57	32,033	140	1.76	15,000	114	3.05
Securities available for sale	18,410	103	2.25	16,664	106	2.56	18,447	118	2.57
Total investments	225,469	257	0.46	242,058	1,048	1.74	109,222	659	2.42
Construction and development	31,617	421	5.36	27,233	397	5.86	30,060	490	6.54
Commercial real estate	472,113	6,246	5.32	476,684	7,251	6.12	457,599	7,599	6.66
Commercial and industrial	111,629	2,076	7.48	60,019	979	6.56	42,603	791	7.45
Residential real estate	714,095	10,025	5.65	718,469	10,840	6.07	790,667	11,219	5.69
Consumer and other	1,275	58	18.30	1,629	41	10.12	2,444	60	9.85
Gross loans(2)	1,330,729	18,826	5.69	1,284,034	19,508	6.11	1,323,373	20,159	6.11
Total earning assets	1,556,198	19,083	4.93	1,526,092	20,556	5.42	1,432,595	20,818	5.83
Noninterest-earning assets	93,152			93,504			80,439
Total assets	1,649,350			1,619,596			1,513,034
Interest-bearing liabilities:
NOW and savings deposits	64,081	40	0.25	58,202	43	0.30	51,413	43	0.34
Money market deposits	207,785	393	0.76	189,262	669	1.42	121,511	683	2.25
Time deposits	632,257	2,663	1.69	726,034	3,802	2.11	807,311	4,719	2.34
Total interest-bearing deposits	904,123	3,096	1.38	973,498	4,514	1.86	980,235	5,445	2.23
Borrowings	83,096	144	0.70	75,876	132	0.70	22,822	125	2.20
Total interest-bearing liabilities	987,219	3,240	1.32	1,049,374	4,646	1.78	1,003,057	5,570	2.23
Noninterest-bearing liabilities:
Noninterest-bearing deposits	377,136			299,088			304,220
Other noninterest-bearing liabilities	61,449			54,325			30,193
Total noninterest-bearing liabilities	438,585			353,413			334,413
Shareholders' equity	223,546			216,809			175,564
Total liabilities and shareholders' equity	$1,649,350			$1,619,596			$1,513,034
Net interest income		$15,843			$15,910			$15,248
Net interest spread			3.61			3.64			3.60
Net interest margin			4.09			4.19			4.27

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$180,214	$899	1.00%	$97,605	$1,214	2.51%
Securities purchased under agreements to resell	36,016	197	1.10	15,000	227	3.05
Securities available for sale	17,537	209	2.40	18,693	241	2.60
Total investments	233,767	1,305	1.12	131,298	1,682	2.58
Construction and development	29,425	817	5.58	34,442	1,143	6.69
Commercial real estate	474,464	13,497	5.72	443,212	14,899	6.78
Commercial and industrial	85,781	3,055	7.16	38,129	1,392	7.36
Residential real estate	716,282	20,865	5.86	761,216	21,455	5.68
Consumer and other	1,430	100	14.06	2,666	109	8.24
Gross loans(2)	1,307,382	38,334	5.90	1,279,665	38,998	6.15
Total earning assets	1,541,149	39,639	5.17	1,410,963	40,680	5.81
Noninterest-earning assets	93,323			78,108
Total assets	1,634,472			1,489,071
Interest-bearing liabilities:
NOW and savings deposits	61,141	83	0.27	53,088	92	0.35
Money market deposits	214,105	1,062	1.00	103,190	1,135	2.22
Time deposits	663,564	6,465	1.96	820,912	9,275	2.28
Total interest-bearing deposits	938,810	7,610	1.63	977,190	10,502	2.17
Borrowings	79,486	276	0.70	13,628	126	1.86
Total interest-bearing liabilities	1,018,296	7,886	1.56	990,818	10,628	2.16
Noninterest-bearing liabilities:
Noninterest-bearing deposits	338,112			299,373
Other noninterest-bearing liabilities	57,887			27,064
Total noninterest-bearing liabilities	395,999			326,437
Shareholders' equity	220,177			171,816
Total liabilities and shareholders' equity	$1,634,472			$1,489,071
Net interest income		$31,753			$30,052
Net interest spread			3.61			3.65
Net interest margin			4.14			4.30

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$42,847	3.1%	$36,477	2.9%	$31,739	2.7%	$42,106	3.3%	$37,132	3.1%
Commercial Real Estate	429,019	31.3	431,205	34.1	424,950	36.5	436,692	34.6	420,332	35.3
Commercial and Industrial	141,540	10.3	60,183	4.8	53,105	4.6	47,247	3.8	43,771	3.7
Residential Real Estate	755,521	55.2	734,262	58.1	651,645	56.0	733,702	58.2	687,389	57.7
Consumer and other	967	0.1	1,454	0.1	1,768	0.2	1,658	0.1	2,287	0.2
Gross loans	$1,369,894	100.0%	$1,263,581	100.0%	$1,163,207	100.0%	$1,261,405	100.0%	$1,190,911	100.0%
Unearned income	(4,905)		(1,978)		(2,045)		(2,359)		(2,492)
Allowance for loan losses	(7,894)		(6,859)		(6,839)		(6,850)		(6,483)
Net loans	$1,357,095		$1,254,744		$1,154,323		$1,252,196		$1,181,936

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019
Nonaccrual loans	$10,335	$10,944	$12,236	$11,039	$13,633
Past due loans 90 days or more and still accruing	—	—	—	509	—
Accruing troubled debt restructured loans	2,896	2,922	2,459	2,969	3,130
Total non-performing loans	13,231	13,866	14,695	14,517	16,763
Other real estate owned	423	423	423	423	—
Total non-performing assets	$13,654	$14,289	$15,118	$14,940	$16,763

Nonperforming loans to gross loans	0.97%	1.10%	1.26%	1.15%	1.41%
Nonperforming assets to total assets	0.79	0.89	0.93	0.91	1.10
Allowance for loan losses to non-performing loans	59.66	49.47	46.54	47.19	38.67

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of or for the Three Months Ended					As of or for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019	2020	2019
Balance, beginning of period	$6,859	$6,839	$6,850	$6,483	$6,526	$6,839	$6,645
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(3)	(2)	(3)	(501)	(6)	(5)	(11)
Commercial and industrial	—	(25)	—	—	14	(25)	14
Residential real estate	—	—	—	—	—	—	—
Consumer and other	29	7	14	134	35	36	159
Total net charge-offs/(recoveries)	26	(20)	11	(367)	43	6	162
Provision for loan losses	1,061	—	—	—	—	1,061	—
Balance, end of period	$7,894	$6,859	$6,839	$6,850	$6,483	$7,894	$6,483
Total loans at end of period	$1,369,894	$1,263,581	$1,163,207	$1,261,405	$1,190,911	$1,369,894	$1,190,911
Average loans(1)	$1,330,729	$1,241,138	$1,236,392	$1,295,657	$1,217,943	$1,278,784	$1,190,422
Net charge-offs to average loans	0.01%	(0.01)%	0.00%	(0.11)%	0.01%	0.00%	0.03%
Allowance for loan losses to total loans	0.58	0.54	0.59	0.54	0.54	0.58	0.54

(1)	Excludes loans held for sale